Exhibit 99.(h)(8)(iii)

AMENDMENT No. 2 TO PARTICIPATION AGREEMENT

THIS AMENDMENT No. 2 TO PARTICIPATION AGREEMENT (this “Amendment”) is made as of April 1, 2025 by and among PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY (the “Company”), acting herein for and on behalf of itself and on behalf of each separate account set forth in Schedule B to the Participation Agreement between the parties (the “Separate Accounts”); ROYCE CAPITAL FUND (the “Fund”); and ROYCE FUND SERVICES, LLC (the “Distributor” and collectively with the Fund, “Royce”).

WHEREAS, the Company and Royce are parties to a certain Participation Agreement dated November 1, 2009 (the “Agreement”);

WHEREAS, the parties desire to amend the Agreement to update the separate accounts and insurance contracts listed in Schedule B; and

WHEREAS, the parties now desire to modify the Agreement as provided herein.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and conditions set forth herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.	Schedule B. Schedule B to the Agreement is hereby deleted in its entirety and replaced with Schedule B as attached hereto.

2.	Ratification and Confirmation of Agreement. In the event of a conflict between the terms of this Amendment and the Agreement, it is the intention of the parties that the terms of this Amendment shall control and the Agreement shall be interpreted on that basis. To the extent the provisions of the Agreement have not been amended by this Amendment, the pasties hereby confirm and ratify the Agreement

3.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

4.	Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unamended and shall continue to be in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has caused the Amendment to be executed and effective as of April 1, 2025.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY:

On its behalf and each Separate Account named in Schedule B to the Agreement	By:	/s/ Steve Cramer

	Name:	Steve Cramer

	Title:	Chief Product Officer – Retirement Division

ROYCE CAPITAL FUND:

	By:	/s/ Christopher Clark

	Name:	Christopher Clark

	Title:	President

ROYCE FUND SERVICES, LLC:

	By:	/s/ Christopher Clark

	Name:	Christopher Clark

	Title:	President

Schedule B

Separate Accounts	Contracts
Variable Annuity Account A of Protective Life

ProtectiveRewards Elite NY

ProtectiveAccess XL NY

ProtectiveRewards II NY

Protective Variable Annuity NY, Series B, C and L

Protective Variable Annuity II B Series NY

Protective Investors Benefit Advisory NY Variable Annuity

PLAIC Variable Annuity Account S	Schwab Genesis Variable Annuity NY Schwab Genesis Advisory Variable Annuity NY
Protective NY COLI VUL Separate Account	Protective Executive Benefits Registered VUL NY
Protective NY COLI PPVUL Separate Account	Protective Executive Benefits Private Placement VUL NY
Protective NY Variable Life Separate Account	Protective Strategic Objectives VUL II NY